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                                                                     EXHIBIT 5.3

                         [Jones Day Chicago Letterhead]

January 28, 2003

ONEOK, Inc.
100 West 5th Street
Tulsa, OK 74103-4217

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-102105) (as amended, the "Registration Statement") and the Prospectus Supplement, dated January 23, 2003 (the "Prospectus Supplement"), of ONEOK, Inc., an Oklahoma corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission"), relating to the issuance and sale by the Company of 14,000,000 8.50% Corporate Units (the "Corporate Units") of the Company, with up to an additional 2,100,000 Corporate Units issuable on the same terms upon the exercise of the underwriters' over-allotment option described in the Prospectus Supplement. Each Corporate Unit consists of (x) a contract (each, a "Purchase Contract" and, collectively, the "Purchase Contracts") to purchase shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company and
(y), initially, $25 principal amount of 4.0% Senior Notes due 2008 (the "Senior Notes") of the Company issued pursuant to the Indenture, dated as of December 28, 2001, between the Company and SunTrust Bank, as trustee (in such capacity, the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of January 28, 2003 (as so supplemented, the "Indenture"). The Corporate Units were issued pursuant to the Purchase Contract Agreement, dated January 28, 2003 (the "Purchase Contract Agreement"), between the Company and SunTrust Bank, as purchase contract agent (in such capacity, the "Purchase Contract Agent"). We refer herein to the Corporate Units, the Indenture and the Purchase Contract Agreement collectively as the "Transaction Documents."

     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion.

     In rendering the opinion expressed below, we have assumed without independent investigation or inquiry that (a) each of the parties to the Transaction Documents (other than the Company) has the power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party, (b) each of the Transaction Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Company) and is the valid and binding obligation of such party, enforceable against such party in accordance with its terms, (c) each of the Transaction Documents has been duly (i) authorized by the Company and (ii) executed and delivered by the Company in accordance with Oklahoma law,
(d) none of the Transaction Documents violates Oklahoma law, (e) the Corporate Units have been duly authenticated by the Purchase Contract Agent in the manner provided in

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the Purchase Contract Agreement and (f) the Senior Notes have been duly authenticated by the Trustee in the manner provided in the Indenture.

     Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Corporate Units, the Purchase Contracts and the Senior Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and entitled to the benefits of the Purchase Contract Agreement or the Indenture, as the case may be.

     Our opinion with respect to the enforceability of, and the obligations referred to in, the Corporate Units, the Purchase Contracts and the Senior Notes is subject to (i) bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, voidable preference, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and remedies generally,
(ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the availability of the remedy of specific performance or injunctive relief, and
(iii) the fact that determination of damages and entitlement for reimbursement for costs and expenses (including, without limitation, attorneys' fees) is within the judicial discretion of the court before which such relief is requested.

     Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the laws of the State of New York. We express no opinion with respect to any law of the State of Oklahoma or any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.3 to the Company's Form 8-K dated January 28, 2003, and to the reference to us under the caption "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,


                                            /s/ Jones Day